Exhibit 99

          AEP Third-Quarter Earnings $0.76 Ongoing, $0.65 As Reported; Unfavorable Midwest Weather, Investment Losses Impact Results

 Company affirms low end of 2003 guidance range, announces guidance for 2004

    COLUMBUS, Ohio, Oct. 23 /PRNewswire-FirstCall/ -- American Electric Power (NYSE: AEP) today reported 2003 third-quarter ongoing earnings of $0.76 per share, down from $1.21 a share for the same period last year. Reduced electricity demand caused by the second consecutive quarter of unfavorable weather, losses by gas and UK investments and dilution from additional shares outstanding decreased earnings per share for the quarter.

    Results were:
                             Third quarter ended       Nine months ended
                                  Sept. 30                Sept. 30
                            2002  2003  Variance      2002  2003  Variance
    Revenue ($ in billions)  3.8   4.1    0.3         10.4  11.9   1.5
    Earnings ($ in millions):
          Ongoing            409   302   (107)         780   695   (85)
          As reported        425   257   (168)         318   872   554
    EPS ($):
          Ongoing           1.21  0.76  (0.45)        2.37  1.82 (0.55)
          As reported       1.25  0.65  (0.60)        0.97  2.28  1.31

    "This quarter was a challenging one," said E. Linn Draper Jr., AEP's chairman, president and chief executive officer. "The continuation of the mild weather in the Midwest reduced power demand in that area, but our success in wholesale markets helped minimize that effect. We also had severe storms that resulted in unexpected repair expenses.

    "Despite unfavorable conditions, our utility operations performed well," Draper said. "However, we continue to be disappointed by the underperformance of our non-core investments and remain committed to divest these assets."

    AEP affirmed 2003 ongoing earnings guidance at the low end of the previously announced range of $2.20 to $2.40 per share. Ongoing earnings for 2004 are expected to be between $2.10 and $2.30 per share.

    Ongoing and as-reported EPS for third-quarter 2003 are based on an average of approximately 395 million shares outstanding, compared to an average of approximately 339 million shares outstanding for the same period in 2002. Year-to-date 2003 ongoing and as-reported EPS are based on an average of approximately 382 million shares outstanding, compared to an average 329 million shares outstanding for the same period in 2002. The dilutive effect of additional shares outstanding reduced third-quarter 2003 ongoing earnings by $0.13 per share and 2003 year- to-date ongoing earnings by $0.29 when compared to the prior period.

    AEP's as-reported earnings are prepared in accordance with accounting principles generally accepted in the United States and represent the company's earnings as reported to the Securities and Exchange Commission. AEP's management believes that the company's ongoing earnings data, or as-reported earnings adjusted for certain items as described in the news release and charts, provides a more meaningful representation of the company's performance. AEP uses ongoing earnings as the primary performance measurement when communicating with analysts and investors regarding its earnings outlook and results. The company also uses ongoing earnings data internally to measure performance against budget and to report to AEP's board of directors.

    An item excluded from third-quarter 2003 ongoing earnings was a $45.5 million, or $0.11 per share, impairment on two independent power production plants. A full reconciliation of items contributing to the difference between ongoing and as-reported earnings for this period and comparable prior periods is included in the charts at the end of this news release.

                          ONGOING RESULTS BY SEGMENT
   ($ in millions except per share data; EPS based on 339mm shares in 2002,
                            395mm shares in 2003)
                                         Q3 2002    EPS    Q3 2003    EPS
    Utility operations                     432     1.28      394     1.00
    Investments                            (19)   (0.06)     (71)   (0.18)
    Parent company                          (4)   (0.01)     (21)   (0.06)
        Ongoing Earnings                   409     1.21      302     0.76

    "The weather in the Midwest has been mild, with cooling degree days 13 percent below normal for the quarter and down 33 percent from the same period last year," Draper said. "The mild weather reduced the electricity needs for our utility customers in that region. But we had success selling that electricity in the wholesale markets. As a result, earnings from system sales nearly doubled, which partially offset the impact of mild weather.

    "Our investments continue to be a drag on earnings," Draper said. "The quarter's earnings were reduced by the negative impact of timing differences related to the accounting treatment of freight hedges in our UK operations and lower margins related to reduced activity in our domestic gas business."

    Draper said that work continues to systematically dispose of non-core assets.

    "We continue to look for opportunities to exit both the gas and UK businesses," Draper said. "We plan to divest of the Houston Pipe Line (HPL) assets sometime after the resolution of the Enron bankruptcy issues. An advisor has been selected for the Louisiana Intrastate Gas (LIG) disposition and the information memorandum is about to be circulated. We have also selected an advisor for the disposition of our UK business."

                   ONGOING RESULTS FROM UTILITY OPERATIONS
   ($ in millions except per share data; EPS based on 339mm shares in 2002,
                            395mm shares in 2003)
                                                   Q3 2002  Q3 2003  Variance
    Retail Margin - Regulated Integrated Utilities    831     760      (71)
    Ohio Companies                                    549     534      (15)
    Texas Wires                                        158     177       19
    Texas Supply/REP                                   181      92      (89)
    FERC Municipal and Co-op Customers                 74      52      (22)
    System Sales                                       81     157       76
    Other Wholesale Transactions                        0       1        1
    Transmission Revenue - 3rd Party                  122     121       (1)
    Other Operating Revenue                            84      92        8
        Total Gross Margin                          2,080   1,986      (94)
    Operations & Maintenance                         (733)   (718)      15
    Depreciation & Amortization                      (327)   (316)      11
    Taxes Other Than Federal Income Taxes            (229)   (198)      31
    Capital Cost and Other                           (147)   (165)     (18)
    Federal Income Taxes                             (212)   (195)      17
        Ongoing Net Earnings Utility Operations       432     394      (38)
        Ongoing Earnings Per Share                   1.28    1.00    (0.28)

    The impact of weather is reflected in lower year-to-year gross margin from AEP's regulated integrated utilities and from the Ohio companies.

    The gain in gross margin from Texas wires is primarily attributed to $61 million in non-cash earnings associated with stranded cost recovery in Texas, which reflects the difference between the actual price received from the state-mandated auction of 15 percent of generation capacity and the earlier estimate of market prices derived from the Public Utility Commission of Texas (PUCT) model. It has been established as a regulatory asset that is recoverable through the 2004 true-up process established by deregulation laws in Texas. In 2002, these non-cash earnings were not recorded until the fourth quarter.

    The period-to-period decrease in Texas supply margin primarily reflects the loss of contributions from two Texas retail electricity providers sold to Centrica in December 2002. The demand from the two retail electricity providers was replaced, in part, with a power supply contract with Centrica that extends through 2004. Texas supply margin was also decreased by an outage at a Texas nuclear plant, South Texas Project Unit 1, which reduced the amount of electricity available for sale by AEP. STP Unit 1 returned to service on Aug. 12 following a 19-week outage to repair a leaking valve. AEP owns 25 percent of the plant.

    Gross margin from FERC municipal and co-op customers was down from the prior period mostly because of FERC contracts being renegotiated at market-based rates.

    AEP nearly doubled the gross margin from system sales when compared with the prior period. "The strong performance was driven by the combination of available low-cost generation to be sold to the wholesale market resulting from the weather-related reduction in retail demand, our successful optimization efforts, and higher on-peak power prices," Draper said.

    The company's ongoing efforts to reduce operations and maintenance expenses continue to be successful. AEP reduced O&M expenditures from period to period despite incurring $13 million in third-quarter costs for repairing damage from severe summer storms, a $10 million increase from the same period last year. For the year to date, AEP has spent $31 million to repair storm damage, compared to $11 million in 2002.

                       ONGOING RESULTS FROM INVESTMENTS
   ($ in millions except per share data; EPS based on 339mm shares in 2002,
                            395mm shares in 2003)
                                                  Q3 2002   Q3 2003   Variance
    AEP Energy Services,
     includes Gas HoldCo (HPL & LIG)                  5       (20)       (25)
    MEMCO                                             2         3          1
    AEP Coal                                          1         1          0
    UK Generation, includes European and
     Nordic Trading net earnings                     (5)      (51)       (46)
    Independent Power Plants and Wind Farms           0         4          4
    AEP Resources - Other                            (7)       (4)         3
    SEEBOARD (sale closed 7/29/2002)                  0         0          0
    CitiPower (sale closed 8/30/2002)                 1         0         (1)
    AEP Communications                               (7)       (3)         4
    CSW International                                (6)        0          6
    Other                                            (3)       (1)         2
         Ongoing Total Investments                  (19)      (71)       (52)
         Ongoing Earnings Per Share               (0.06)    (0.18)     (0.12)

    The significant period-to-period decline in income from AEP Energy Services is attributable to lower margins associated with the scaling back of gas optimization and marketing activities. AEP announced in October 2002 that it was reducing its exposure to speculative energy trading markets and downsizing its trading and wholesale marketing operation. "Lower staffing and interest costs have helped offset a portion of the thinner margins," Draper said.

    The loss in UK generation is attributable to a timing difference associated with the accounting in the fuel procurement operations of physical freight contracts requiring accrual treatment versus freight hedging contracts requiring mark-to-market treatment, reduced trading activity from reduced risk appetite, and increased operating cost largely associated with the exit of non-core markets.

    "Our fuel procurement strategy for Fiddler's Ferry and Ferrybridge, our two plants in the UK, is tied to the limitations on the amount of sulfur they can emit," Draper said. "In order to maximize generation hours within these emissions limits, we obtain low-sulfur coal from international sources that require transportation by ship. So there is a coal component and a freight component to our procurement work."

    "The third quarter has witnessed an unprecedented increase in freight costs driven by a worldwide shortage of vessels," Draper said. "Freight costs have more than doubled."

    "While physical contracts are accounted for on an accrual basis, freight hedges are marked to market," Draper said. "So, when prices go up, as they did in the third quarter, the accounting related to a hedged position reflects a loss in the present period that is offset by corresponding gains due to settlements occurring over time. Conversely, if prices drop, the gains occur immediately and there is a corresponding reduction in the accruals over time. The dramatic run-up in freight prices has amplified the effect of the timing differences associated with freight hedges and was a major contributor to the weaker earnings this quarter.

    "What is important to know is that the company is well hedged in its freight exposure and will show corresponding gains due to settlements occurring over time, predominantly during 2004," Draper said.

    American Electric Power owns and operates more than 42,000 megawatts of generating capacity in the United States and select international markets and is the largest electricity generator in the U.S. AEP is also one of the largest electric utilities in the United States, with almost 5 million customers linked to AEP's 11-state electricity transmission and distribution grid. The company is based in Columbus, Ohio.

    American Electric Power's quarterly earnings conference call with financial analysts will be broadcast live over the Internet at 9:30 a.m. EDT today. Audio will be available at http://www.firstcallevents.com/service/ajwz390047094gf12.html or http://www.aep.com/go/webcasts.

    The call will be archived on http://www.aep.com for use by those unable to listen during the live webcast.

    Minimum requirements to listen to broadcast: The Windows Media Player software, free from http://www.microsoft.com/windows/windowsmedia/EN/default.asp, and at least a 28.8Kbps connection to the Internet. If you experience problems listening to the broadcast, send an e-mail to webcastsupport@tfprn.com.

    The comments set forth above include forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Although AEP and its registrant subsidiaries believe that their expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are: electric load and customer growth; abnormal weather conditions; available sources and costs of fuels; availability of generating capacity; the speed and degree to which competition is introduced to the company's service territories; the ability to recover stranded costs in connection with deregulation; new legislation and government regulation including requirements for reduced emissions of sulfur, nitrogen, carbon and other substances; pending as future rate cases and negotiations; oversight and/or investigation of the energy sector or its participants; the company's ability to successfully control costs; the success of acquiring new business ventures and disposing of existing investments that no longer match the company's corporate profile; international and country-specific developments affecting foreign investments including the disposition of any current foreign investments and potential additional foreign investments; the economic climate and growth in the company's service territory and changes in market demand and demographic patterns; inflationary trends; accounting pronouncements periodically issued by accounting standard-setting bodies; the performance of AEP's pension plan; electricity and gas market prices; interest rates; liquidity in the banking, capital and wholesale power markets; actions of rating agencies; changes in technology, including the increased use of distributed generation within the company's transmission and distribution service territory; and other risks and unforeseen events, including wars, the effects of terrorism, embargoes and other catastrophic events.

                             American Electric Power
     Financial Results for 3rd Quarter 2003 Actual vs 3rd Quarter 2002 Actual

                                            2002 Actual       2003 Actual
                                        ($millions)    EPS ($millions)  EPS

       UTILITY OPERATIONS:
        Gross Margin:
     1   Retail Margin - Regulated
          Integrated Utilities              831                760
     2   Ohio Cos.                          549                534
     3   Texas Wires                        158                177
     4   Texas Supply / REP                 181                 92
     5   FERC Municipal and Co-op
          Customers                          74                 52
     6   System Sales                        81                157
     7   Other Wholesale Transactions        --                  1
     8   Transmission Revenue - 3rd Party   122                121
     9   Other Operating Revenue             84                 92
    10        Total Gross Margin          2,080              1,986

    11   Operations & Maintenance          (733)              (718)
    12   Depreciation & Amortization       (327)              (316)
    13   Taxes Other than FIT              (229)              (198)
    14   Capital Cost and Other            (147)              (165)
    15   Federal Income Taxes              (212)              (195)
    16         Net Earnings Utility
                Operations                  432        1.28    394      1.00

       INVESTMENTS:
    17   AEPES, inclds Gas HoldCo
         (HPL & LIG)                          5                (20)
    18   MEMCO                                2                  3
    19   AEP Coal                             1                  1
    20   UK Generation, inclds European
          and Nordic Trading net earnings    (5)               (51)
    21   IPPs and Wind Farms                 --                  4
    22   AEP Resources - Other               (7)                (4)
    23   SEEBOARD   (Sale closed 7/29/2002)  --                 --
    24   CitiPower  (Sale closed 8/30/2002)   1                 --
    25   AEP Communications                  (7)                (3)
    26   CSW International                   (6)                --
    27   Other                               (3)                (1)
    28        Total Investments             (19)      (0.06)   (71)     (0.18)

    29   Parent Company                      (4)      (0.01)   (21)     (0.06)

    30        ON-GOING EARNINGS             409        1.21    302       0.76

    Note: For analysis purposes, certain financial statement amounts have been reclassified for this effect on earnings presentation.

                             American Electric Power
      Financial Results for 3rd Quarter 2003 Actual vs 3rd Qtr 2002 Actual

                                            2002 Actual         2003 Actual
                                        ($millions)   EPS  ($millions)   EPS

    On-going Earnings                       408.9     1.21    301.8     0.76

    Special Items:
        IPP Impairment                                        (45.5)   (0.11)
        Adjustment to SEEBOARD Impairment    46.0     0.13
        Adjustment to CitiPower Impairment   (8.0)   (0.03)
        Asset Impairment - Texas Plants     (22.2)   (0.06)
    Total Special Items                      15.8     0.04    (45.5)   (0.11)

    Reported Earnings                       424.7     1.25    256.3     0.65

                          American Electric Power
                      Summary of Selected Sales Data
                          For Domestic Operations
              (Data based on preliminary, unaudited results)

                                                 3 Months Ended September 30,
                                                2002**       2003**    Change
    ENERGY SUMMARY
    Retail - Domestic Electric (in
     millions of kWh):
       Residential                              13,405       12,606    -6.0%
       Commercial                               10,118       10,341     2.2%
       Industrial                               13,154       12,932    -1.7%
       Miscellaneous                               891          829    -7.0%
       Total Domestic Retail                    37,568       36,708    -2.3%

    Wholesale - Domestic Electric (in
     millions of kWh):                          20,938       22,093     5.5%

    EAST REGION WEATHER SUMMARY (in
     degree days):
    Actual - Heating                                22           78   254.5%
                - Cooling                          916          618   -32.5%
    Normal - Heating                                             80    -2.5% *
                - Cooling                                       708   -12.7% *

    WEST REGION WEATHER SUMMARY (in
     degree days):
    Actual  - Heating                                0            0     0.0%
                - Cooling                        1,438        1,386    -3.6%
    Normal - Heating                                              0     0.0% *
                - Cooling                                     1,398    -0.9% *

    *  2003 Actual vs. Normal

    ** Excludes energy transported on behalf of non-affiliated REP's in Texas;
       energy sold to affiliated REP's in Texas are included in wholesale sales.

                           American Electric Power
               Financial Results for September 2003 YTD Actual
                         vs September 2002 YTD Actual

                                             2002 Actual      2003 Actual
                                        ($millions)   EPS  ($millions)  EPS

       UTILITY OPERATIONS:
        Gross Margin:
     1   Retail Margin - Regulated
          Integrated Utilities             2,185              2,053
     2   Ohio Cos.                         1,472              1,461
     3   Texas Wires                         372                509
     4   Texas Supply / REP                  438                265
     5   FERC Municipal and Co-op
          Customers                          191                181
     6   System Sales                        224                401
     7   Other Wholesale Transactions         64                 (4)
     8   Transmission Revenue - 3rd Party    318                350
     9   Other Operating Revenue             232                261
    10        Total Gross Margin           5,496              5,477

    11   Operations & Maintenance         (2,161)            (2,122)
    12   Depreciation & Amortization        (950)              (922)
    13   Taxes Other than FIT               (599)              (562)
    14   Capital Cost and Other             (434)              (485)
    15   Federal Income Taxes               (456)              (458)
    16         Net Earnings Utility
                Operations                   896       2.72     928    2.43

       INVESTMENTS:
    17   AEPES, inclds Gas HoldCo (HPL & LIG)(75)               (59)
    18   MEMCO                                 6                  4
    19   AEP Coal                             (3)                (2)
    20   UK Generation, inclds European
          and Nordic Trading net earnings      6                (88)
    21   IPPs and Wind Farms                  (5)                (6)
    22   AEP Resources - Other               (37)               (22)
    23   SEEBOARD   (Sale closed 7/29/2002)   58                 --
    24   CitiPower  (Sale closed 8/30/2002)  (10)                --
    25   AEP Communications                  (26)                (7)
    26   CSW International                    (9)                (4)
    27   Other                                (1)               (10)
    28        Total Investments              (96)     (0.29)   (194)  (0.51)

    29   Parent Company                      (20)     (0.06)    (39)  (0.10)

    30        ON-GOING EARNINGS              780       2.37     695    1.82

    Note: For analysis purposes, certain financial statement amounts have been reclassified for this effect on earnings presentation.

                           American Electric Power
               Financial Results for September 2003 YTD Actual
                         vs September 2002 YTD Actual

                                             2002 Actual       2003 Actual
                                          ($millions)  EPS  ($millions)  EPS

    On-going Earnings                        779.9     2.37    694.9     1.82

    Special Items:
        SFAS 143 Asset Retirement Obligation                   241.8     0.63
        Net Proceeds from Sale of Mutual
         Energy (back office operations)                        25.6     0.07
        Adjustment to South Coast Impairment                     6.0     0.02
        Adjustment to sale of water
         heater rental program                                  (2.5)   (0.01)
        Cessation of EITF 98-10 re: MTM accounting             (49.0)   (0.13)
        Gain on Disposition of Nordic                            0.4       --
        IPP Impairment                                         (45.5)   (0.12)
        SFAS 142 Goodwill Transition
         Impairment - SEEBOARD              (323.0)   (0.98)
        SFAS 142 Goodwill Transition
         Impairment - CitiPower              (27.3)   (0.08)
        SFAS 142 Goodwill Impairment -
         AEP Gas Power GP, LLC                (8.0)   (0.02)
        Impairment of Investment -
         SEEBOARD                             24.0     0.07
        Impairment of Investment -
         CitiPower                          (105.7)   (0.32)
        Asset Impairment - Texas Plants      (22.2)   (0.07)
    Total Special Items                     (462.2)   (1.40)   176.8     0.46

    Reported Earnings                        317.7     0.97    871.7     2.28

                         American Electric Power
                     Summary of Selected Sales Data
                         For Domestic Operations
             (Data based on preliminary, unaudited results)

                                               9 Months Ended September 30,
                                               2002**         2003**   Change

    ENERGY SUMMARY
    Retail - Domestic Electric (in
     millions of kWh):
       Residential                             35,781         34,813   -2.7%
       Commercial                              27,797         28,082    1.0%
       Industrial                              40,287         38,620   -4.1%
       Miscellaneous                            2,059          2,258    9.7%
       Total Domestic Retail                  105,924        103,773   -2.0%

    Wholesale - Domestic Electric (in
     millions of kWh):                         53,393         56,385    5.6%

    EAST REGION WEATHER SUMMARY (in
     degree days):
    Actual - Heating                            2,910          3,444   18.4%
                - Cooling                       1,269            782  -38.4%
    Normal - Heating                                           3,298    4.4% *
                - Cooling                                      1,002  -22.0% *

    WEST REGION WEATHER SUMMARY (in
     degree days):
    Actual  - Heating                             789            839    6.3%
                - Cooling                       2,063          1,941   -5.9%
    Normal - Heating                                             840   -0.1% *
                - Cooling                                      1,919    1.1% *

    *  2003 Actual vs. Normal

    ** Excludes energy transported on behalf of non-affiliated REP's in Texas;
       energy sold to affiliated REP's in Texas are included in wholesale sales.